                            ASSET PURCHASE AGREEMENT

         AGREEMENT made this ____ day of ________, 1996, between PREFERRED NETWORKS, INC., a Delaware corporation ("Buyer"), BIG APPLE PAGING CORPORATION, a New York corporation ("Seller"), and Gary Hencken, an individual resident of the State of New York ("Shareholder").

                                   ARTICLE I
                          SALE AND TRANSFER OF ASSETS

         1.01 Identification of the Assets. Subject to the terms and conditions hereafter stated, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the following described assets owned by Seller and used in its one-way paging or personal signaling business ("Business") located in the local exchange areas of:

         Nassau, New York
         New York, New York
         Suffolk, New York
         Burlington, New Jersey
         Belle Meade, New Jersey
         Brooklyn, New York
         Atlantic City, New Jersey
         Queens, New York
         Rennselear, New York
         Greenville, New York
         Orange, New York
         Ulster, New York
         Albany, New York
         Stanford, Connecticut

         (a) The antennas, transmitters and terminals used exclusively in connection therewith, described in Exhibit "A" hereto ("Equipment");

         (b) Seller's interest or right to use control terminal software and any updates used in connection with the operation of the equipment ("Software");

         (c) The licenses granted by the Federal Communications Commission ("FCC") described in Exhibit "B" hereto ("Licenses");

         (d) Seller's interest in and rights under any leases described in Exhibit "C" hereto ("Leases");

         (e) Seller's interest, if any, in the customers using its paging services in the local exchange areas described in Section


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

1.01 and the list of such customers ("Customer List");

         (f) The inventory and supplies of the Business owned by the Seller (collectively the "Inventory");

         (g) All furniture, fixtures, and equipment, and all other personal property of seller used in this operations of the Business ("The Tangible Assets"); and

         (h) All of Seller's right, title, and interest in the trademarks, trade names and the name "Big Apple Paging" (collectively, the "Intangible Property").

         The assets referred to in this Section 1.01 are sometimes referred to hereafter collectively as the Purchased Assets.

         1.02 Earnings and Liabilities Subsequent to Execution. Prior to the date of the Second Closing (as hereafter defined), the earnings, assets, liabilities, liens, and encumbrances generated by the Business shall be the sole property of and responsibility of the Seller, subject to transfer as below set forth with respect to the Purchased Assets. From and after the Second Closing, the earnings, assets, liabilities, liens and encumbrances generated or incurred by the Business shall be the sole responsibility of and property of Buyer except as otherwise set forth in Exhibit "D". Seller and Shareholder shall strictly adhere to Section 7.01, Operation of Business Pending Second Closing.

                                   ARTICLE II
                                 PURCHASE PRICE

         2.01 Purchase Price. Except as otherwise set forth in Section 4.01(c), the purchase price for the Purchased Assets shall be Two Million Six Hundred Thousand and no/100 Dollars ($2,600,000.00) to be paid in the $.0001 par value common stock ("Common Stock") of the Buyer in the amount of One Million, Nine Hundred Thousand and no/100 Dollars ($1,900,000) and Seven Hundred Thousand and no/100 Dollars ($700,000) in cash or readily available funds. ("Cash") (The Cash and Common Stock hereinafter collectively referred to as the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller as follows:

         (a) Twenty two and one/half percent (22.50%) of the Cash shall be paid by Buyer at the First Closing (as hereinafter defined);

         (b) Ninety percent (90%) of the Common Stock and sixty seven and one/half percent (67.5%) of the Cash shall be due and payable at the Second Closing. Forty five percent (45%) of the Common





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

Stock due and payable to Seller at the Second Closing shall be calculated pursuant to section 3.01 based on the Determination Date for the First Closing. The remaining forty five percent (45%) of the Common Stock due and payable to Seller shall be calculated pursuant to section 3.01 based on the Determination Date for the Second Closing.

         (c) The remaining ten percent (10%) of the Cash and Common Stock shall be due and payable as set forth in Section 4.01(c).

         2.02 Additional Consideration. In addition to the Purchase Price as set forth in Section 2.01, PNI agrees to pay as additional consideration ("Additional Consideration") in Common Stock of Buyer according to the terms and conditions as set forth herein.

For purposes of computing the Additional Consideration, the following terms are defined as follows:

         (a) Revenue per unit ("RPU") is defined as revenue billed on or about the end of a month divided by the number of units in billing as of the same date.

         (b) Gross Additions ("Gross Additions") is defined as the number of units billed as of August 31, 1996, minus the number of units billed on or about June 30, 1996.

         (c) Gross Additions RPU ("Gross Addition RPU") refers to the RPU, as defined above, for the Gross Additions, defined above. For purposes of computing Gross Additions RPU, subscriber revenue for Net Additions shall be grossed-up to reflect a full month's revenue.

         (d) Net Additions ("Net Additions") is defined as the total number of units in billing as of August 31, 1996, minus Twenty Six Thousand (26,000) units in billing.

         (e) "September Billing" refers to the billing for the total number of units in billing and associated revenues as of August 31, 1996.

Subject to the restriction outlined below, the total possible Additional Consideration shall consist of a price to be paid per Net Addition, according the following schedule:






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

                                                ADDITIONAL CONSIDERATION
                   GROSS ADDITION                   PER NET ADDITION
                        RPU                               UNIT
                --------------------------------------------------------
                 $ 2.50 & Greater                       $ 80.00
                 $ 2.25 - $2.49                         $ 70.00
                 $ 2.00 - $ 2.24                        $ 60.00
                 $ 1.75 - $ 1.99                        $ 50.00
                 $ 1.50 - $ 1.74                        $ 40.00
                 Less than $ 1.50                       $ 30.00

         Notwithstanding the foregoing, the Additional Consideration shall be reduced by a percentage equal to the percentage of revenues from the September Billing that has been uncollected by the Buyer pursuant to the Agency Agreement by and between the parties hereto, sixty (60) days following the date of September Billing.

         Except as otherwise set forth in Section 4.01(c), ninety percent (90%) of the Additional Consideration shall be paid seventy five (75) days following the date of September Billing. ("Third Closing")

                                  ARTICLE III
                                 CALCULATION OF
                                 PURCHASE PRICE

         3.01 Purchase Price. The number of shares of Common Stock to be issued to Seller at each of the First Closing, Second Closing, and Third Closing, respectively, shall be calculated five trading days ("Determination Date") prior to each of the First Closing, Second Closing and Third Closing, respectively, based on the average of the closing price of the Common Stock for the immediately preceding twenty (20) trading days.

                                   ARTICLE IV
                                  THE CLOSING

         4.01 Closing.

         (a) Subject to the terms and conditions set forth herein, each closing ("Closing") shall take place on or before 10:00 a.m. local time, at the office of Preferred Networks, Inc., 5300 Oakbrook Parkway, Suite 320, Norcross, Georgia 30093, or at such other time and place as may be mutually agreed upon in writing by the parties hereto. The dates of each closing (collectively, the "Closings") shall be as follows: (i) the First Closing ("First Closing") shall take place on or before June 30, 1996 the Second Closing ("Second Closing") shall take place no later than five (5) business days after receipt of a final nonappealable order from the





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

FCC and the approval of any state regulatory authority, if necessary, authorizing the transfer of the Licenses. The Third Closing shall take place pursuant to Section 2.02 above.

         (b) Delivery of Closing Documents. At the Closings, Seller and Buyer shall deliver or cause to be delivered the documents and instruments as required herein.

         (c)     Payment of Purchase Price. As set forth in Sections 2.01 and
2.02 above:

                 (i) Ninety percent (90%) of each of the Common Stock, Cash, or Additional Consideration, in shares of Common Stock or Cash shall be paid at each of the Closings. The remaining ten percent (10%) of the Common Stock, Cash, and Additional Consideration ("Final Payment") shall be paid by Buyer to Seller two hundred days (200) following the date of the Second Closing ("Final Payment Date"). The Final Payment due and payable by Buyer to Seller shall be adjusted and reduced as set forth herein. If Gross Additions RPU declines more than five percent (5%) ("Base Amount"), as of one hundred eighty days (180) days following the Second Closing, then Seller and Stockholder acknowledge and agree that Buyer will not pay an amount equal to ten percent (10%) of the Final Payment for every one percent (1%) decrease in Gross Additions RPU in excess of the Base Amount. For purposes of this provision, Gross Additions and RPU are defined in Section 2.02.

                 (ii) At the sole and exclusive discretion of Seller, the Final Payment due and payable on the Final Payment Date shall be paid by Buyer to Seller in Cash or Common Stock, or a combination thereof. Cash shall be an amount not to exceed one hundred percent (100%) of the Final Payment, with the remainder of the Final Payment, if any, due and payable to Seller in Common Stock, in the number of shares equal to dividing the remainder of the Final Payment, if said Final Payment were paid in Cash, by the share price determined in Section 3.1 for the Second Closing.

         4.02    Bulk Sales Act, Indemnity.

         (a) Seller and Stockholder agree to discharge all of the obligations to trade creditors, employees, taxing authorities, or other debts or claims of the Business which arise prior to the Second Closing; and Seller and Stockholder agree to and shall indemnify and hold Buyer harmless from any claims, liability, loss or costs of whatsoever nature, including but not limited to attorneys fees and all costs of defense, arising out of or relating to any obligations or activities of Seller or of the Business prior to the Closing. Such indemnification shall also be evidenced at the Second Closing in the form of a separate Indemnification





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

Agreement. In consideration for such indemnification, Purchaser agrees to waive compliance with the New York, New Jersey, and Connecticut Bulk Sales Act.

         (b) Buyer shall give written notice to the Seller of any claim which might give rise to a claim against Buyer, for which the Seller has agreed to indemnify him within ninety (90) days of such claim being made known to him. The notice shall state the claimant, the nature and basis of such claim and the amount thereof to the extent known and shall include copies of documentation asserting such claim against Buyer.

         (c) In the event any action, suit or proceeding is brought against Buyer with respect to which the Seller may have liability under this section 4.02, the action, suit or proceeding shall be defended by the Seller upon the written acknowledgment by the Seller that it is obligated to indemnify pursuant to this section. In the event that the Seller deems that it is not obligated to indemnify Buyer pursuant to the terms of this section, then Buyer shall have the right to contest and or settle such action, suit, or proceeding without waiving any rights he may otherwise have against the Seller. Seller shall have the right to employ his own counsel in all cases, but the fees and expenses of such counsel shall be at Seller's own expense.

         4.03 Obligations at Closing.

         (a) At the First Closing, Seller and Shareholder will deliver to Buyer the following:

                 (i) Executed applications for assignment of the Licenses in a form reasonably satisfactory to Buyer's FCC counsel, for filing with the FCC and any applicable state regulatory authority; and

                 (ii) That certain Agency Agreement by and between Seller and Buyer, of even date herewith, attached hereto as Exhibit "E", attached hereto and incorporated by reference herein.

                 (iii) Seller shall provide Director and Shareholder resolutions duly attested by secretarial certificates, authorizing the transaction, in a form acceptable to Buyer, and that same shall be without limitation in compliance with laws of the State of incorporation of Seller.

                 (iv) The opinion of Seller's counsel, of even date herewith, as set forth in section 9.04.

         (b) At the Second Closing, Seller and Shareholder will deliver





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to Buyer the following:

                 (i) Bills of sale warranting that Seller's title to the Equipment, Tangible Assets, and Software is free and clear of any material liens, encumbrances or rights of other parties;

                 (ii) An assignment of Seller's interest, if any, in the Customer List;

                 (iii) Assignments of Seller's rights and obligations under each of the Leases;

                 (iv) Assignments of each of the Licenses;

                 (v) Assignments of all Intangible Property;

                 (vi) Evidence of consents, licenses, easements or other rights of access, if any, obtained in favor of Buyer relating to the Equipment;

                 (vii) The Registration Rights Agreement by and between the Seller and the individual shareholders of Buyer according to the terms and conditions as set forth in Exhibit "F";

                 (viii) purchase documents, maintenance and repair records, technical manuals and other records relating to the Equipment;

                 (ix) system engineering studies, schematics, network configurations and other documents and records relating to the use of the Equipment;

                 (x)      correspondence with the FCC relating to the Licenses;

                 (xi) to the extent such information is relevant to the acquisition of the Assets or the ongoing operation of the Purchased Assets, correspondence with all governmental or regulatory authorities relating to the Equipment or the Business;

                 (xii) to the extent such information is relevant to the acquisition of the Purchased Assets or the ongoing operation of the Purchased Assets, any correspondence with customers relating to the Business; and

                 (xiii)Seller and Stockholder shall have executed and delivered to Buyer an Affidavit reaffirming the representations and covenants specifically set forth in this Agreement effective and updated as of the date of the Second Closing.





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


                 (xiv)Seller and Stockholder shall execute and deliver the Indemnification Agreement regarding claims and liabilities arising prior to the Second Closing.

                 (xv) Covenants not to compete executed by Seller and Shareholder, according to the terms, conditions and provisions set forth in Exhibit "G", attached hereto and incorporated by reference herein.

                 (xvi) Tax clearance certificates issued by the applicable city, state, or federal governments in the name of Seller providing that all taxes, assessments, or other charges, including but not limited to all social security, sales and use, unemployment, net worth, or franchise taxes, will be paid or adequately provided for up to the date of the Second Closing.

                 (xvii)That Certain Management Agreement by and between Seller and Buyer, attached hereto as Exhibit "H", attached hereto and incorporated by reference herein.

                 (xviii)That certain Employment Agreement, by and between Buyer and Shareholder, attached hereto as Exhibit "I", attached hereto and incorporated by reference herein.

                 (xx) The parties hereto agree to execute such additional documents as may reasonably be required to effectuate the Closings. Any additional Closing documents required or requested by Buyer to be executed by Seller or the Stockholder as part of Closings should be prepared by Buyer's attorney at Buyer's sole cost and expense.

                 (xxi)Seller shall deliver all accounting records and MIS reports utilized in the preparation of reseller and customer billings, including but not limited to Pager Recurring Charges by Account, as of July 31, 1996, and Pager Analysis Report for gross additions for the month of July, 1996.

                 (xxi) The opinion of Seller's counsel, dated as of the Second Closing, as set forth in section 9.05.

         (c) At the Third Closing, Seller and Shareholder will deliver to Buyer the following:

                 (i) Customer Aging Report Collection Data as of thirty (30) days after the date of August billing;

                 (ii) Pager Recurring Charges by account as of the Determination Date.

         (d)     At each Closing, Buyer shall deliver to Seller the





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following:
                 (i) the consideration as specified in Section 2.01 and 2.02, as adjusted in Section 4.01(c);

         (e) At the First Closing, Buyer shall deliver to Seller an opinion of Seller's counsel, of even date herewith, as set forth in section 10.03.

         (f) At the Second Closing, Buyer shall deliver to Seller the following:

                 (i) documents in form and substance reasonably satisfactory to Seller to evidence Buyer's assumption of the Assumed Liabilities (as hereinafter defined).

         4.03 Form 8594. Seller and Buyer shall cooperate in obtaining the information necessary for the completion and filing of Form 8594, Asset Acquisition Statement, under Section 1060 of the Internal Revenue Code of 1986, as amended ("Code")

         4.04 Prorations. As of the close of business on the Second Closing, Buyer and Seller shall prorate, to the extent practicable, customer revenues, commissions, lease payments, personal property taxes, if any and other assessments with respect to the Purchased Assets; provided, however, that personal property taxes, to the extent accrued but unpaid, shall be prorated as and when a tax bill is received for such property and Seller shall pay to Buyer within ten (10) days of notice from Buyer the prorated portion of such taxes allocable to the Purchased Assets. In the event it is not practical to make any prorated payment required hereby at the Second Closing, the party required to make a prorated payment shall do so within ten (10) days following notice of the amount payable hereunder.

         4.05 Liabilities. As of the Second Closing, Buyer assumes Seller's liabilities as provided in Section 4.04, Seller's obligations to customers on the Customer List, including, but not limited to, any of Seller's obligations to provide personal signaling services pursuant to any tariffs or contracts or agreements with customers that were in place on or before the Second Closing, and Seller's obligations under the Leases assigned pursuant to this Agreement. Other than such specified liabilities (collectively, "Assumed Liabilities"), but the parties do not intend for Buyer to assume, and by its purchase of the Purchased Assets Buyer shall not assume, any liabilities or obligations of Seller, whether accrued or not accrued, fixed or contingent, or otherwise.





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                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         5.01 Introduction. As an inducement to Buyer to enter into this Agreement and the transaction contemplated hereby, Seller and Shareholder hereby represent and warrant to Buyer (and each representation and warrants shall be so construed) that each of the following representation and warranties is true and correct.

         5.02 Corporate Power and Authority. Seller has full power and authority under its Certificate of Incorporation and Bylaws to sell, and has taken all necessary corporate action to authorize the sale of, the Purchased Assets to Buyer in accordance with the terms of this Agreement and to perform its other obligations hereunder, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the rights and remedies of creditors generally or by general principles of equity.

         5.03 Title to Purchased Assets. SELLER HAS TITLE TO THE PURCHASED ASSETS FREE AND CLEAR OF ANY LIENS, ENCUMBRANCES OR RIGHTS OF OTHER PARTIES. SELLER IS NOT A PARTY OR, SUBJECT TO ANY CONTRACT, INSTRUMENT, LAW OR REGULATION UNDER WHICH THE SALE OF THE PURCHASED ASSETS TO BUYER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT WOULD RESULT IN ANY LIEN OR ENCUMBRANCE ON ANY OF THE PURCHASED ASSETS.

         5.04 No Violations. The execution and performance of this Agreement by Seller will not violate any provision of, or result in the breach of, or constitute a default under, or, except for the consents of the FCC and as otherwise set forth in Articles IX and X, require any consent under, any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Seller is bound.

         5.05 Litigation. There is no litigation or proceeding pending in any jurisdiction or, so far as is known to Seller, threatened against Seller at law or in equity before any court or other governmental agency that, if adversely decided, could have an adverse effect on Seller's ability to perform its obligations under this Agreement or result in any lien on any of the Purchased Assets.

         5.06 Condition of Purchased Assets.

         (a) ALL OF THE TANGIBLE ASSETS ARE IN GOOD OPERATING CONDITION AND REPAIR, SUBJECT ONLY TO ORDINARY WEAR AND TEAR.





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


         (b) Each Lease is in full force and effect and there is no default thereunder, and no event that with notice or the passage of time or both would become an event of default thereunder by either party. All rent and additional rents due on such leases have been paid, Seller has been in peaceable possession since the commencement of the original term of the lease, and neither Seller nor lessors nor sublessor under the lease is in default thereunder. No waiver, indulgences, or postponements of Seller's obligations thereunder have been granted by lessors, or of the lessor's obligations by Seller.

         (c) Each License is in full force and affect and there is no default thereunder or no event that with notice or the passage of time or both would effect the validity of said Licenses.

         (d) Except as otherwise set forth, Seller has operated its Business in conformity with all applicable laws, regulations and ordinances, except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a material effect on it or prevent or materially impair its ability to consummate the transactions contemplated hereby.

         5.07 Contracts and Commitments. Neither Seller nor, to the best of Seller's knowledge, any other party to any such contract is in default under the terms of any contract or commitment. Seller is not subject to nor a party to any written mortgage, lien, lease, agreement, contract, instrument, order judgment or decree or any other restriction of any kind or character which would prevent the continued operation of the Business by Buyer on substantially the same basis as theretofore operated.

         5.08 All Assets. The Purchased Assets constitute the material properties with which Seller has conducted the Business for the twelve-month period prior to the First Closing.

         5.09 Insurance. The insurance policies maintained by the Seller in its ordinary course of business are in full force and effect as of the date hereof and all applicable premiums thereon have been paid in full. Such insurance is adequate in amount of coverage and is consistent with industry practice. The Business will continue to maintain at its own expense the insurance coverage afforded by such policies in full force and effect up to and including the date of this Agreement and the Second Closing.

         5.10 Litigation and Administrative Proceedings. Except as set forth on Exhibit "J" attached hereto, there are no actions, suits, proceedings, or judgments which are outstanding, pending, or have been served on Seller or to Seller's knowledge, threatened against or which affect the Business, at law or in equity, by or before any





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

federal, state or municipal court or any other governmental department, commission, board, bureau, agency or instrumentality.

         5.11 Books and Records. Seller and the Business have maintained books and records in accordance with reasonable business practices. From the date hereof until the Second Closing, Buyer and Buyer's representatives shall have full access to the Seller's properties, books and records.

         5.12 Financial Statements. Attached hereto as part of Exhibit "K" are the Statement of Financial Condition (the "Balance Sheets") of Seller as of December 31, 1995 and March 31, 1996, and the compiled Profit and Loss Statement of Seller for the period beginning January 1, 1996 and ending March 31, 1996, and calendar year 1995 (the "Profit and Loss Statements") (the Balance Sheets, Profit and Loss Statements, and the notes thereto are herein referred to collectively as the "Financial Statements"). The Financial Statements have been prepared by Seller's independent accountants, in accordance with generally accepted accounting principles, consistently applied, except as otherwise stated in the Financial Statements and include all adjustments (consisting only of normal recurring accruals) that are necessary for the fair presentation of the financial position of Seller and the results of operations and cash flows except as otherwise stated in the Financial Statements. The Balance Sheets fairly present the condition of Seller as of December 31, 1995 and March 31, 1996 and reflects all known debts and liabilities of Seller as of such date. The Profit and Loss Statements fairly present the results of the operations of the Business of Seller for the period it covers. The Financial Statements fairly present the financial condition and results of operations of Seller.

         5.13 Additional Liabilities. Since the date of the Balance Sheet, Seller has not incurred any additional liabilities on account of the Business conducted by the Buyer except in the ordinary course of business, and as included on Exhibit "L" attached hereto and acknowledged by the parties.

         5.14 Material Changes. Since March 31, 1996, other than as disclosed on Exhibit "M", there has not been:

         (a) any material change in the condition, financial or otherwise, of the Business, other than changes in the ordinary course of business, none of which has been materially adverse;

         (b) damage, destruction or loss, whether or not covered by insurance, materially or adversely affecting the Purchased Assets or the Business;

         (c) except with respect to employees who have received merit or cost of living salary increases, any increase in the compensation payable or to become payable by Seller to any of its employees or agents employed in connection with the operation of the Business, or any bonus payment or arrangement made to or with any thereof with the exception of increased compensation paid to the Shareholder or Employee; or

         (d)     any labor dispute with respect to or affecting the Business.

         5.15 Judgments and Decrees. The Business is not subject to any order, judgment or decree with respect to the Business or any of the Purchased Assets or to any mortgage, lease, agreement, instrument, or order, judgment or decree which would prevent the consummation of any of the transactions contemplated hereunder, or compliance by Seller and the Business with the terms, conditions and provisions hereof.

         5.16 Employee Plans, Bargaining Agreements, Etc. The Seller shall have sole responsibility for and shall hold Buyer harmless for any liability, cost or expense related to any pension, retirement, profit-sharing or savings plan, bonus, incentive, deferred compensation, group health insurance, or group life insurance plans or obligations or any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization. There are no strikes or labor disputes pending or threatened, or any attempts at union organization by any of the employees of the Business. All salaries and wages paid by the Business are in compliance with all applicable federal, state and local laws. Seller shall pay all salaries and wages accrued and owing to employees of the Business as of the Closing.

         5.17 Employees, Consultants and Agents. The Business and Seller are not parties to any written consulting or employment agreement or any other written agreements with respect to individual employees, consultants, or agents.

         5.18 Brokerage. There are no claims for brokerage commissions or finder's fees in connection with the transactions contemplated hereunder arising from or connected with any action taken by Seller.

         5.19 Taxes. All social security, withholding, sales and unemployment insurance taxes to the city, state and federal governments will be paid or adequately provided for up to the date of closing. The 1996 property taxes if any, applicable to Seller's assets being sold hereunder shall be prorated at the closing (based on the Closing) between Buyer and Seller.

         5.20 Ordinary Course of Business. During the period from the date hereof to and including the First Closing and Second Closing, respectively, Seller will conduct the Business solely in the usual and ordinary manner and will refrain from any transaction not in the ordinary course of business or except as otherwise permitted hereunder, unless the prior written consent of Buyer to such transaction has been obtained. Seller shall cooperate with and assist Buyer in making a smooth transition in Buyer's acquiring of the Business.

         5.21 Maintenance of Business Relationships. From the date hereof until the First Closing and Second Closing, respectively, Seller will utilize its best efforts to keep the Business intact and preserve its relationship with suppliers, subscribers and others with whom Seller has business relations, including, but not by way of limitation, lines of credit or other credit of the Business as well as the regular conduct of the Business pursuant to ARTICLE VII hereof. Along these lines, Seller agrees to cooperate with Buyer in making contacts, solicitations, introductions and the like at Buyer's reasonable request and during reasonable office hours during the period from the execution of this Agreement through the Second Closing and for sixty (60) days after the Second Closing.

         5.22 Omission of Material Fact. All information necessary to make any representation herein contained not materially misleading has been disclosed to Buyer.

         5.23 Solvency. Seller is solvent; that is, it has the ability to pay its debts when they become due in the ordinary course of business, and its assets exceeds its liabilities. The Seller will not be rendered insolvent as a result of the transactions contemplated herein.

         5.24 Investment Interest. Seller will acquire the Buyer Common Stock, for its own account, to hold for investment, and with no present intention of dividing its participation with others or reselling or otherwise participating, directly or indirectly, in a distribution of the Buyer Common Stock, and Seller will not make any sale, transfer, or other disposition of the Buyer Common Stock, and Seller will not make any sale, transfer, or other disposition of the Buyer Common in violation of the Securities Act or any applicable state securities laws (the "State Acts"). Seller agrees that there will be placed on the certificate for its Buyer Common Stock, or any substitutions for it, a legend stating in substance:

                 THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED
                 UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS IN RELIANCE ON ONE OR MORE EXEMPTIONS THEREUNDER AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.

         5.25 Access to Information. Seller has been given access to all material and relevant information concerning Buyer, thereby enabling Seller to make an informed investment decision concerning the Buyer Common Stock. Seller has relied solely upon an independent investigation made by it and their representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine data and information relating to Buyer. In making its investment decision to acquire the Buyer Common Stock pursuant to this Agreement, Seller is not relying on any oral or written representations or assurances from Buyer or any other person or any representative of Buyer or any other person other than as set forth in this Agreement. Without limiting the foregoing, Seller has reviewed Buyer's Registration Statement on Form S-1, effective February 27, 1996, and Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. Seller is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

         5.26 Economic Risk. Seller represents that it is able to bear the economic risk of an investment in the Buyer Common Stock, which Seller acknowledges is currently illiquid and may remain illiquid indefinitely, including a possible total loss of its investment. In making this statement, Seller hereby represents and warrants to Buyer that it has adequate means of providing for his current needs and contingencies; it is able to afford to hold the Buyer Common Stock for an indefinite period and it further represents that he has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Buyer Common Stock. Further, such Shareholder represents that it has not present need for liquidity in the Buyer Common Stock and is willing to accept such investment risks.

         5.27 Tax Advice. Seller has reviewed with its tax advisor the U.S. federal, state, local and foreign tax consequences of an investment in the Buyer Common Stock and the transactions contemplated by this Agreement. Seller is relying solely on such advisors and not on any statements or representations of Buyer or any of its agents and understands that it (and not Buyer ) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         5.28 Ownership of Shares. Shareholder is the sole shareholder and owner of record of all of the issued and outstanding stock of Seller. Such Shareholder owns all right, title, and interest in and to such shares free and clear of all liens (including those for federal or state, estate or inheritance taxes), options, rights of refusal, or similar rights of other transfer restrictions of any nature whatsoever (including any arising from any pending or threatened litigation.)

         5.29 Governmental Authorization and Compliance with Laws. Seller and its Subsidiaries have been and are in compliance with all laws, ordinances, regulations, policies, orders or rules ("Laws") of all (collectively, the "Governmental Entities") applicable to Seller or its business, properties or assets. Seller holds all licenses, permits, certificates, franchises, registrations, consents, authorizations or other rights filed with, granted, issued by, or entered by any Governmental Entity, including without limitation, the FCC, any state or local regulatory authorities and any state or local public service commission or public utility commission asserting jurisdiction over the radio facilities of Seller (each, a "State Authority"), that are required for the conduct of its business as now being conducted (collectively, "Seller Licenses"). The Seller Licenses are set forth on Exhibit "N" and are valid, in full force and effect, and the terms of said Seller Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of Seller as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. The Seller Licenses granted, issued or entered by the FCC are subject to the Communications Act. There are no proceedings pending or, to the best knowledge of Seller, complaints or petitions by others, or threatened proceedings, before the FCC or any other Governmental Entity relating to the business or operations of Seller or the Seller Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds for the FCC to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any Seller Licenses, or materially impair the ability of Seller to consummate the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on Seller. Exhibit "N" contains a true and complete list of each application of Seller pending before the FCC (the "Seller Applications"), and each of the Seller Licenses issued by the FCC (collectively, the "Seller FCC Authorizations"). Exhibit "N" also contains a true and complete list of all licenses, permits, certificates, franchise registrations, consents, approvals and

Authorizations of Seller pending before or issued by any State Authority (the "Seller State Certificates"). The Seller FCC Authorizations and the Seller State Certificates are the only such federal, state or local licenses, permits, certificates, franchise registrations, consents and Authorizations that are required for the conduct of the business and operations of Seller as currently conducted. Upon consummation of the Merger, Purchaser shall, through its ownership of all of the stock of the Surviving Corporation, have the right to utilize in its business all of the Seller FCC Authorizations and Seller State Certificates.

         5.30 Absence of Undisclosed Liabilities. Except as set forth in the balance sheet as of March 31, 1996, Seller (i) did not have, as of March 31, 1996, debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation any uninsured liabilities resulting from failure to comply with any Laws); (ii) has not incurred since March 31, 1996, any such debts, liabilities or obligations (other than debts, liabilities or obligations incurred in the ordinary and usual course of business after March 31, 1996), or (iii) since March 31, 1996, has not conducted its business otherwise than in the ordinary and usual course.

         5.31 Tax Matters. All taxes arising under the Code, or any Law promulgated thereunder, or arising under any federal, state, local or foreign Law, including, without limitation, any income, profits, employment, sales, use, occupation, excise, real property, personal property or ad valorem taxes or any license or franchise fee or tax and all penalties and interest related thereto (collectively, "Taxes"), due and payable by Seller have been paid or provided for in the Seller Financial Statements and are not delinquent. All Taxes not yet due have been fully accrued on the books of Seller and adequate reserves have been established therefor. The charges, accruals and reserves which have been provided in the Seller Financial Statements in respect of Taxes for all fiscal periods prior to and ending at March 31, 1996, are sufficient for the payment of all unpaid Taxes, whether or not disputed, that are accrued or applicable for the period ended March 31, 1996, and for all years and periods ended prior thereto. There are no pending claims asserted for Taxes against Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller for any period. Seller has duly and timely filed all federal, state, local and foreign tax returns and all other returns heretofore required to be filed ("Tax Returns") with respect to all Taxes. Seller has delivered to Purchaser true and correct copies of all Tax Returns for its 1993, 1994 and 1995 taxable years. Seller has made all estimated income tax deposits and all other required Tax payments or deposits and has complied for all prior periods in all material respects with the Tax withholding provisions of all applicable federal, state, local and other Laws.

         5.32 Insider Interests. No affiliate (an "Affiliate"), as that term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"), officer, director or Shareholder of Seller (i) has any agreement with Seller or any interest in any property, real or personal, tangible or intangible, including without limitation trade names or trademarks used in or pertaining to the business of Seller, except for the normal rights as a stockholder or (ii) has any claim or cause of action against Seller, except for accrued compensation and benefits, expenses and similar obligations incurred in the ordinary course of business (including reimbursement of medical expenses pursuant to Employee Plans) with respect to employees of Seller.

         5.33 Intellectual Property. Seller owns all patents, trademarks, service marks, trade names, copyrights or applications for the foregoing, and all computer programs, firmware and documentation relating thereto, and trade secrets and other intellectual properties (collectively, the "Intellectual Property") that are or were used in the conduct of the business of Seller. Seller has and has had the unrestricted right to produce, market, license and sell all of the products and services produced, marketed and licensed by it and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. Exhibit "O" lists all of the Intellectual Property other than trade secrets, which have been separately disclosed to Purchaser, and lists all licenses or other agreements (other than licenses of generally available software programs for personal computers) pursuant to which Seller has any right to use or enjoy any Intellectual Property that is owned by others or pursuant to which Seller is under a duty of confidentiality with respect to any Intellectual Property owned by others (the "Intellectual Property Agreements"). Except as disclosed on Exhibit "P", all of the Intellectual Property is owned free and clear of all assignments, licenses, sublicenses, and Liens, including claims of employees, former employees or independent contractors of Seller, and Seller has not received notice that the use of any of the Intellectual Property in the business of Seller, any of the products or services of Seller or any products held for future sale or license by Seller violates or infringes upon the claimed rights of others and there is no valid basis for such a claim. As to the Intellectual Property Agreements, except as set forth on Exhibit "Q", (i) all are in full force and effect; (ii) Seller is not, nor to the best of the knowledge of Seller or the Shareholders, is any other party thereto, in default under any Intellectual Property Agreement; (iii) Seller is not obligated to make any royalty, transfer or similar payments under any Intellectual Property Agreement, (iv) the rights of Seller under the Intellectual Property Agreements will not be affected by the consummation of the transactions provided for herein, and (v) the exercise by Seller of its respective rights under any Intellectual Property Agreement will not infringe upon the claimed rights of others.

         5.34 Major Customers. Exhibit "R" sets forth (i) the name of each customer of Seller which during the year ended December 31, 1995 generated revenue of $10,000 or more, (ii) the name of each customer of Seller which during the three months ended March 31, 1996, generated annualized revenue of $10,000 or more and (iii) the name of each customer of Seller which during the year ended December 31, 1995, or during the three months ended March 31, 1996, generated revenue or annualized revenue, respectively, of $10,000 or more and as to which Seller has received a termination notice or otherwise has a reasonable basis to believe that such customer will terminate its relationship with Seller on or before December 31, 1996. The revenues generated during the year ended December 31, 1995 or the annualized revenues generated during the three months ended March 31, 1996, under contracts providing for recurring revenues with Seller with respect to which Seller has received a termination notice (or has been informed that such notice is forthcoming) since December 31, 1995 or March 31, 1996, as the case may be, did not exceed the estimated revenues to be received during the year ending December 31, 1996 under new contracts providing for recurring revenues with customers of Seller commencing in 1996.

         5.35    Environmental Matters.

         (a) Seller has obtained all authorizations, kept all records and made all filings required by applicable Environmental Laws (as defined below) with respect to emissions or discharges into the environment and the proper disposal of any hazardous wastes, hazardous substances, or other hazardous or toxic materials as defined in the Environmental Laws. None of the properties occupied or used by Seller has been contaminated with any such hazardous wastes, hazardous substances, or other hazardous or toxic materials. The Company has conducted its operations and will consummate the transactions contemplated by this Agreement in compliance with all Environmental Laws and all authorizations obtained pursuant thereto.

         (b) Seller has not received any notice from the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund Notice"), any citation from any Governmental Entity for noncompliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or material pertaining to its business ("Citations") or any written notice from any private party alleging any such noncompliance or impropriety; and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such noncompliance or impropriety.

         (c) The term "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment.

         5.36    Investigation; Confidentiality.

         (a) Buyer may, prior to the Effective Time, make or cause to be made, such investigation of the business and properties of Seller and its financial and legal condition as Buyer deems necessary or advisable to familiarize itself therewith, provided that such investigations shall not unreasonably interfere with normal operations of Seller. Seller agrees to permit Buyer and its authorized representatives to have or cause them to be permitted to have, after the date hereof, full access to the premises, books and records of Seller at reasonable hours, and the officers of Seller will furnish Buyer with such financial and operating data and other information with respect to Seller's businesses and properties as Buyer shall from time to time reasonably request. Seller will request its auditing firm to permit Buyer and its representatives, including its auditing firm, to review the work papers of the auditing firm of Seller relating to their examination of the Seller Financial Statements. No investigation by Buyer heretofore or hereafter made shall affect the representations and warranties of Seller, and each such representation and warranty shall survive any such investigation, subject to Article 10.

         (b) Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated hereby, all information or documents furnished to Buyer shall be kept confidential by Buyer (and Buyer shall cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, Buyer shall return to Seller all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available from sources other than parties to this Agreement, except to the extent (i) it was known by Buyer prior to being received, (ii) it is or thereafter becomes lawfully obtainable from other sources, (iii) Buyer is legally required to disclose the same to any Governmental Entity having jurisdiction over Buyer or as otherwise may be required by applicable law, or
(iv) such duty of confidentiality is waived by Seller.

         5.37 Subscriber Units. Seller and Shareholder represents and warrants that Seller is providing one-way paging service and billing to twenty six thousand (26,000) subscribers as of May 31, 1996.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         6.01 Corporate Power and Authority. Buyer has full power and authority under its Charter and Bylaws to buy, and has taken all necessary corporate action to authorize the purchase of, the Purchased Assets from Seller in accordance with the terms of this Agreement and to perform its other obligations hereunder, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the rights and remedies of creditors generally or by the general principles of equity. The execution and delivery of this agreement, and the consummation of the transaction completed hereby, has been duly and validly approved by the Board of Directors of the Buyer.

         6.02 No Violations. The execution and performance of this Agreement by Buyer will not violate any provision of, or result in the breach of, or constitute a default under, or, except for the consents of the FCC and as otherwise set forth in Articles IX and X, require any consent under, any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Buyer is bound.

         6.03 Litigation. There is no litigation or proceeding pending in any jurisdiction or, threatened against Buyer at law or in equity before any court or other governmental agency that, if adversely decided, could have a material adverse effect on Buyer's ability to perform its obligations under this Agreement or on Buyer's ability to operate the Purchased Assets in its paging business, or result in any lien on any of the Purchased Assets. No regulatory agency has initiated any proceeding, or, to the best knowledge of Buyer, investigation into the business or operations of the Buyer. There is no material, unresolved violation, criticism or exception by any regulatory agency with regard to any report or statement filed by the Buyer with such agency.

         6.04 Buyer has made available to the Seller the Buyer's form S-1 registration statement and its financial statements as of March 31, 1996. Such statements fairly present the financial position of the Buyer as of the dates thereof and comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

The books and records of the Buyer have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                                  ARTICLE VII
                              COVENANTS OF SELLER

         7.01 Operation of Business Pending Closings. Seller agrees that pending the First Closing and Second Closing, respectively, it will operate its paging business in the local exchange areas described in Section 1.01 in the ordinary course in the same manner as it is currently being operated, will use its best efforts to maintain the quality of its service at not less than its current level, will timely perform its obligations under each of the Leases, and will perform, or have performed, all appropriate maintenance and repairs on the Equipment in the same manner as the Equipment has been maintained.

         7.02 Consents. Seller agrees to use all reasonable efforts to obtain the consent of any party whose consent is required to consummate the transactions contemplated herein, including without limitation, the consent of the lessor under the Leases and the consent of each of the other parties under the Contracts. In addition to any other conditions or contingencies to Buyer's or Seller's obligations hereunder, Buyer's and Seller's obligations under this Agreement are expressly contingent on and subject to Seller's fulfillment of this Covenant and securing of the consents required hereby by each of the First Closing and Second Closing, respectively.

         7.03 Business Name. Within a reasonable time following the date of this Agreement Buyer may obtain and file with the appropriate court, governmental body or agency, instruments necessary under applicable law to reserve for the benefit of Buyer the trade name "Big Apple Paging", and Seller and Shareholder shall fully cooperate with Buyer and prepare and execute all documentation required of or from Buyer in order that Buyer may operate under the trade name "Big Apple Paging".

         7.04 Access to Books and Records. From and after the First Closing, Buyer and its authorized representatives shall have reasonable access, during normal business hours upon reasonable notice, to inspect and examine and the right to photocopy, at Buyer's expense, any books and records acquired by Buyer hereunder that relate to the affairs and business of Seller conducted on or prior to the Closings. Seller acknowledges and agrees to cooperate with Buyer, or its authorized representatives, in the Audit of Seller's Financial Statements. For a period of three years following the Closings, Buyer shall retain at no cost to Seller all books, records and files transferred hereunder pertaining to the period prior to the Closings. If Buyer thereafter chooses to dispose of or destroy some or all such records, Buyer will provide reasonable advance notice of its intent to Seller. Buyer may dispose of or destroy such books, records and files after three years following the Closings unless Seller advises Buyer that it needs such materials, in which event Buyer shall, at Seller's expense, deliver such materials to Seller or permit Seller to take possession thereof.

         7.05 Publicity. Seller agrees that it will not make any public announcements or disclosures of this Agreement or the terms thereof without the prior consent of Buyer, which consent shall not be unreasonably withheld.

         7.06 Non-Competition. Seller and Shareholder agree that for a period of three (3) years after the Second Closing it will not offer one-way paging services in the local exchange areas described in Section 1.01 as a landline carrier.

         7.07 Shareholders' Meeting. As soon as practicable after the date of this Agreement, Seller shall duly and properly call a special meeting of its Shareholders for the purpose of approving this Agreement and all other matters necessary to consummate the transactions contemplated hereby, and shall submit all of the foregoing to its Shareholders for such approval as soon as reasonably practicable and shall use its best efforts to obtain such approval. The Shareholders may effect such approval by unanimous written consent in lieu of a shareholders' meeting at any time after they have had a reasonable time within which to review the Offering Memorandum and Proxy Statement prepared in connection therewith.

         7.08 Additional Financial Statements. Its soon as practicable after the end if every month beginning with the month in which this Agreement is signed but in no event later than the twentieth day of the following month Seller will deliver to Buyer an unaudited balance sheet as of the end of such month and a related statement of income for each month, each certified in any officer of Seller as meeting the standardized financial statements set forth in
Section 5.12.

                                  ARTICLE VIII
                               COVENANTS OF BUYER

         8.01 Service After Second Closing. At and subsequent to the Second Closing, Buyer agrees that it will assume all responsibility for provisioning of one-way paging personal signaling service to customers.

         8.02 Publicity. Buyer agrees that it will not make any public announcement or disclosure of this Agreement or the terms thereof without the prior consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer can disclose the terms of this Agreement without Seller's prior consent to:

         (a) its counsel, accountants, and other professional advisors;

         (b) commercial and investment banks; and

         (c) any governmental authority.

         8.03 Consents and Approvals. Buyer shall take all necessary corporate and other action and use its reasonable best efforts to obtain all consents, approvals, permits, licenses, certificates or other evidences of authority required to carry out the transactions contemplated by this Agreement.

         8.04 Access to Books and Records. From and after the Closing, Seller and its authorized representatives shall have reasonable access, during normal business hours upon reasonable notice, to inspect and examine and the right to photocopy, at Seller's expense, any books and records acquired by Buyer hereunder that relate to the affairs and business of Seller conducted on or prior to the Closing. For a period of three years following the Closing, Buyer shall retain at no cost to Seller all books, records and files transferred hereunder pertaining to the period prior to the Closing. If Buyer thereafter chooses to dispose of or destroy some or all such records, Buyer will provide reasonable advance notice of its intent to Seller. Buyer may dispose of or destroy such books, records and files after three years following the Closing unless Seller advises Buyer that it needs such materials, in which event Buyer shall, at Seller's expense, deliver such materials to Seller or permit Seller to take possession thereof.

         8.05 Operation of Business Pending Closing. Buyer will, during the period from the date of this agreement until the Second Closing, conduct its business in the usual, regular and ordinary course consistent with past practice and take no action which would reasonably be expected to adversely affect or delay the ability of the Seller to obtain approvals of the FCC required to consummate the transactions contemplated hereby.

                                   ARTICLE IX
                         CONDITIONS TO CLOSING BY BUYER

         Buyer's obligations hereunder shall be subject to the satisfaction of the following conditions:

         9.01 FILINGS WITH THE FCC. SELLER SHALL HAVE FILED APPROPRIATE APPLICATIONS TO TRANSFER TO BUYER EACH OF THE LICENSES WHERE SELLER HAS AUTHORITY TO OFFER TARIFFED ONE-WAY PAGING PERSONAL SIGNALING SERVICE IN THE STATES OF NEW YORK, NEW JERSEY, AND CONNECTICUT. THE PARTIES SHALL COOPERATE WITH EACH OTHER AND USE REASONABLE BEST EFFORTS TO PROMPTLY PREPARE AND FILE ALL NECESSARY DOCUMENTATION, APPLICATIONS, NOTICES AND FILINGS, TO OBTAIN AS PROMPTLY AS PRACTICABLE ALL PERMITS, CONSENTS AND APPROVALS WHICH ARE NECESSARY OR ADVISABLE TO CONSUMMATE THIS TRANSACTION.

         9.02 Other Governmental Authority. Buyer shall have obtained all other licenses, certificates, permits or other evidences of authority (including approval of necessary tariffs) from federal, state and local governments required for it to legally operate a paging service using the Purchased Assets in the areas now served by Seller, and Seller shall have complied with all governmental and regulatory matters related to this Agreement.

         9.03 Compliance. All of the representations and warranties made by Seller contained in Article V of this Agreement shall be true in all material respects as of the time of the First Closing and Second Closing, respectively, and Seller shall have performed or complied in all respects with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the First Closing and Second. Buyer shall have been furnished with a certificate of a Seller, dated the Second Closing, to the foregoing effect.

         9.04 Opinion of Counsel - SELLER. Seller shall have furnished Buyer an opinion, dated the First Closing, of Berkman, Henoch, Peterson & Peddy, P.C., counsel to Seller, to the following effects:

         (a) Seller has full power and authority under its Certificate of Incorporation and Bylaws to sell, and has taken all necessary corporate action to authorize the sale of, the Purchased Assets to Buyer in accordance with the terms of this Agreement and to perform its other obligations hereunder, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the rights and remedies of creditors generally or by general principles of equity.

         (b) To the knowledge of such counsel after reasonable investigation, Seller is not a party or subject to any contract, instrument, law or regulation under which the sale of the Purchased Assets to Buyer in accordance with the terms of this Agreement would result in any lien or encumbrance on any of the Purchased Assets.

         (c) To the knowledge of counsel after reasonable investigation, the execution and performance of this Agreement by Seller will not violate any provision of, or result in the breach of, or constitute a default under, or, except for the consents of the FCC and as otherwise set forth in Articles IX and X or other FCC regulatory matters, require any consent under, any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Seller is bound.

         (d) There is no litigation or proceeding pending in any jurisdiction or, so far as is known to such counsel after reasonable investigation, threatened against Seller at law or in equity before any court or other governmental agency that, if adversely decided, could have an adverse effect on Seller's ability to perform its obligations under this Agreement or result in any lien on any of the Purchased Assets.

         (e) The execution of performance of this Agreement and all transfer instruments effectively conveys title to the Purchase Assets free and clear of all liens, encumbrances, or rights of other parties.

         (f) The execution and performance of this Agreement will not violate any provisions of the New York, New Jersey, or Connecticut Bulk Sales Act.

In rendering the foregoing opinion, such counsel may, as to matters of fact, rely on certificates of officers of Seller, may state that such opinion addresses only the laws of the State of New York and of the United States of America, and may state that such counsel's opinion is solely for the benefit of Buyer and may not be relied upon by any other person.

         9.05 Opinion of Counsel - Seller. Seller shall have furnished Buyer an opinion, dated the First Closing, of Schwartz, Woods & Miller, FCC counsel to Seller, to the following effects:

         (a) To the knowledge of such counsel after reasonable investigation, Seller is not a party or subject to any contract, instrument, law or regulation under which the sale of the Purchased Assets to Buyer in accordance with the terms of this Agreement would result in any lien or encumbrance on any of the Purchased

Assets.

         (b) The execution and performance of this Agreement by Seller will not violate any provision of, or result in the breach of, or constitute a default under, or, except for the consents of the FCC and as otherwise set forth in Articles IX and X, require any consent under, any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any contract, agreement or instrument by which Seller is bound.

In rendering the foregoing opinion, such counsel may, as to matters of fact, rely on certificates of officers of Seller, may state that such opinion addresses only the laws of the State of New York and of the United States of America, and may state that such counsel's opinion is solely for the benefit of Buyer and may not be relied upon by any other person.

         9.06 No Action or Proceeding. No action or proceeding shall have been brought, or to the knowledge of Buyer threatened, before any court or administrative agency to prevent the consummation of, or to seek damages by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Buyer.

         9.07 Audit of Seller Financial Statements. Prior to the Second Closing, Buyer shall have completed an audit of Seller's Financial Statements in accordance with all required Securities and Exchange Commission or other regulatory requirements.

                                   ARTICLE X
                        CONDITIONS TO CLOSING BY SELLER

         The obligations of Seller hereunder shall be subject to the satisfaction of the following conditions, any of which may be waived by Seller:

         10.01 FILINGS WITH THE FCC. SELLER SHALL HAVE FILED APPROPRIATE APPLICATIONS TO TRANSFER TO BUYER EACH OF THE LICENSES WHERE SELLER HAS AUTHORITY TO OFFER TARIFFED ONE-WAY PAGING PERSONAL SIGNALING SERVICE IN THE STATE OF NEW YORK, NEW JERSEY, AND CONNECTICUT.

         10.02 Compliance. All of the representations and warranties made by Buyer contained in Article VI of this Agreement shall be true in all material respects as of the time of the First Closing and the Second, respectively, and Buyer shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by

Buyer prior to or at the First Closing and the Second Closing, respectively. Seller shall have been furnished with certificate, dated the Closing, of Buyer to the foregoing effect.

         10.03 Opinion of Counsel. Buyer shall have furnished Seller an opinion, dated the First Closing, of counsel, which counsel may be an employee of Buyer, to the following effect:

         (a) Buyer has full power and authority under its Charter and Bylaws to buy, and has taken all necessary corporate action to authorize the purchase of, the Purchased Assets from Seller in accordance with the terms of this Agreement and to perform its other obligations hereunder, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the rights and remedies of creditors generally or by the general principles of equity.

         (b) The execution and performance of this Agreement by Buyer will not violate any provision of, or result in the breach of, or constitute a default under, or, except for the consents of the FCC and as otherwise set forth in Articles IX and X, require any consent under any law, under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument known to such counsel by which Buyer is bound.

         (c) There is no litigation or proceeding pending in any jurisdiction or, so far as is known to such counsel after reasonable investigation, threatened against Buyer at law or in equity before any court or other governmental agency that, if adversely decided, could have an adverse effect on Buyer's ability to perform its obligations under this Agreement.

In rendering the foregoing opinion, such counsel may, as to matters of fact, rely on certificates of officers of Buyer, may state that such opinion addresses only the laws of the State of Georgia and of the United States of America and may state that such counsel's opinion is furnished solely for the benefit of Seller and may not be relied upon by any other person.

         10.04 No Action or Proceeding. No action or proceeding shall have been brought, or to the knowledge of Seller threatened, before any court or administrative agency to prevent the consummation of, or to seek damages in a material amount by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Seller.

         10.05 Consents and Approvals. Seller shall have received from Buyer evidence of the consents and approvals required to be obtained by Buyer from the Commission, which shall be in form and substance reasonably satisfactory to Seller.

                                   ARTICLE XI
                                INDEMNIFICATION

         11.01 Indemnification by Seller. Subject to Section 11.03 hereof, Seller shall indemnify and hold harmless Buyer, and each officer, director, employee or agent thereof, and their respective estates, successors, and assigns, in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such indemnitee as a result of each and all of the following or any claims or allegations with respect thereto:

         (a) Any misrepresentation or breach of any warranty made by Seller in this Agreement or in any certificate furnished by Seller pursuant to this Agreement, or in any of the documents executed pursuant to this Agreement.

         (b) The nonfulfillment or breach of any covenant, agreement or obligation of Seller contained in this Agreement or any of the other documents executed pursuant to this Agreement.

         (c) Any claim, whether in contract or tort or by a governmental agency or otherwise, asserted against such an indemnitee based upon an occurrence prior to the First Closing and Second Closing, respectively, that arises out of Seller's conduct of the Business.

         11.02 Indemnification by Buyer. Subject to the provisions of Section 11.03, Buyer shall indemnify and hold harmless Seller and each officer, director, employee or agent thereof, and their respective estates, successors and assigns, in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by such indemnitee as a result of each and all of the following or any claims or allegations with respect thereto:

         (a) Any misrepresentation or breach of any warranty made by Buyer in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement, or in any of the documents executed pursuant to this Agreement.

         (b) The nonfulfillment or breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any of the other documents executed pursuant to this Agreement.

         (c) Any claim, whether in contract or tort or by a governmental agency or otherwise, asserted against such an indemnitee based upon an occurrence after the Closings or a condition existing after the Closings that arises out of Buyer's conduct of the Business.

         11.03 Limitation. Notwithstanding the foregoing, neither Seller nor Buyer shall have any obligation to indemnify an indemnitee for any claim or related series of claims involving, in the aggregate, less than $5,000.

         11.04 Notification. Whenever any claim for indemnification shall arise hereunder, the indemnified party shall notify the indemnifying party promptly after such indemnified party has actual knowledge of the facts constituting the basis for such claim. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the indemnified party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 11.05.

         11.05 Defenses of Actions. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of such claim or legal proceeding, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all expenses; except that any delay or failure by the indemnified party to notify the indemnifying party of any claim for indemnification shall relieve the indemnifying party of its obligations hereunder but only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The indemnified party shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless both the indemnified party and the indemnifying party are named as parties and the indemnified party shall in good faith determine that representation by the same counsel is inappropriate. In the event that the indemnifying party, within ten days after notice of any such action or claim, fails to assume the defense thereof, the indemnified party shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the indemnified party at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 11.05 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any action or claim or proceeding for anything other than money damages paid by the indemnifying party. The indemnifying party may, without the indemnified party's prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the indemnifying party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the indemnified party from all liability in respect of such action, claim or proceeding. As a condition to asserting any right under this Article XI, each Buyer's indemnified party must appoint Buyer, and each Sellers' indemnified party must appoint Seller, as its sole agent for all matters relating to any claim hereunder.

         11.06 Payment. All indemnification hereunder shall be effected by wire transfer in the amount of the indemnification liability or by set-off against any amounts otherwise owed by Buyer to Seller or by Seller to Buyer, as the case may be.

         11.07 Exclusivity. Except for the provisions of Section 11.03, the provisions of this Article XI shall be the exclusive basis for the assertion of claims by or imposition of liability on the parties hereto arising under or as a result of this Agreement; provided, however, nothing herein shall preclude any party hereto from asserting a claim for equitable remedies.

         11.08. Resolution of Disputes. Any dispute between Buyer and Seller regarding obligations under this Article XI shall be settled by arbitration in Atlanta, Georgia, before three arbitrators in accordance with the Rules then obtaining of the American Arbitration Association; provided, however, that Buyer on the one hand and Seller on the other shall each designate one arbitrator and such designated arbitrators shall mutually agree on the designation of a third arbitrator, except that, failing such agreement, the third arbitrator shall be named by the American Arbitration Association. The losing party in such arbitration shall bear all fees and expenses of the arbitration except attorney's fees of the prevailing party, travel expenses of the attorneys or witnesses of the prevailing party, or any fees paid by the prevailing party to witnesses as compensation for time spent in connection with the arbitration. The award of the arbitrators shall be a conclusive determination of the matter and shall be binding upon Buyer and Seller and shall not be contested by either of them.

                                  ARTICLE XII
                         TERMINATION AND RIGHT TO CURE

         12.01 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Second Closing:

         (a)     By mutual written consent of Buyer and Seller;

         (b) By Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement that has not been waived in writing, or if any of the conditions set forth in Article IX hereof have not been satisfied by the Second Closing or have not been waived in writing by Buyer.

         (c) By Seller, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement that has not been waived in writing, or if any of the conditions set forth in Article X hereof have not been satisfied by the Second Closing or have not been waived in writing by Seller.

         (d) By either Seller or Buyer if the Second Closing has not occurred on or before November 15, 1996.

         12.02 Effect of Termination. Except for the provisions of Sections 5.36, 7.05, 12.01, 12.02, 13.02, and 13.03, which shall survive any termination of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Article XII, this Agreement shall forthwith become void and have not further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders; provided, however, that nothing in this Section 12.02 shall relieve any party from liability for the knowing and intentional breach of its representations, warranties, covenants or agreements set forth in this Agreement. Further, Seller acknowledges and agrees to pay to Buyer all Cash paid to Seller by Buyer, at the First Closing, within five (5) business days of the date of termination of this Agreement, as set forth in Section 12.01.

         12.03 Right to Cure. Notwithstanding any contrary provision in this Agreement, Buyer and Seller have the right to cure any claimed breach of their respective obligations under this Agreement. The party claimed to be in breach of any obligation hereunder shall be entitled to receive written notice from the other party of any such claimed breach. The party claimed to be in breach shall have five (5) days from the date of such written notice to either cure such breach or place in progress an appropriate cure solution agreeable to the other party.

                                  ARTICLE XIII
                                 MISCELLANEOUS

         13.01 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         If to Seller: Big Apple Paging Corporation
                       175 Sunnyside Boulevard
                       Plainview, New York 11803
                       Attention: Gary Hencken, President
                       Fax Number: (516) 576-1600

         With Copy to: Berkman, Henoch, Peterson & Peddy, P.C.
                       777 Zeckendorf Boulevard
                       Garden City, New York 11530-2112
                       Attention: Gilbert Enoch Henoch
                       Fax Number: (516) 222-4920

         If to Buyer:  Preferred Networks, Inc.
                       5300 Oakbrook Parkway
                       Suite 320
                       Norcross, GA 30093
                       Attention: Mr. Michael J. Saner
                       Fax Number: (770) 806-6970

         With Copy to: Sutherland, Asbill & Brennan
                       999 Peachtree Street N.E.
                       Atlanta, GA 30309-3996
                       Attention: Mark D. Kaufman
                       Fax Number: (404) 853-8487

         13.02 Expenses. Buyer and Seller shall each pay their own costs and expenses (including, without limitation, the fees and expenses of their counsel, auditors and accountants and any finders' fees) incidental to the preparation and carrying out of this Agreement and the transactions contemplated hereby.

         13.03 Finders' Fees. Each of the parties represents and warrants to the other that it has not engaged any broker, finder or other person who would be entitled to a brokerage or other fee or commission in respect of the execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer shall indemnify and hold Seller harmless against and in respect of any and all claims, liabilities or expenses that may be asserted against Seller by any such broker or other person on the basis of any arrangement or agreement made or alleged to have been made by Buyer, its agents or employees; and Seller shall indemnify and hold Buyer harmless in respect of any and all claims, liabilities or expenses that may be asserted against Buyer by any such broker or other person on the basis of any such arrangement or agreement made or alleged to have been made by Seller, its agents or employees.

         13.04 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         13.06 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         13.07 Income Tax Or Other Charges. Seller shall pay all income taxes, if any, assessed in connection with the asset sale transactions contemplated herein. Seller shall pay all transfer, recording, or other such taxes or charges assessable on account of the transactions contemplated herein.

         13.08 Further Assurances. Upon reasonable request from time to time the parties hereto will deliver and/or execute such further instruments which are necessary to or appropriate with respect to the consummation of the transactions contemplated by this Agreement. None of the documents or instruments requested hereunder shall contain an undertaking or representation not contained in this Agreement or inconsistent with the understandings and representations contained in this Agreement.

         13.09 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other gender, all as the meaning in the context of this Agreement shall require.

         13.10 Survival. Each and every one of the representations, warranties, covenants, agreements and indemnifications contained in this Agreement shall be continuous and shall survive the Closings and delivery of the Purchased Assets as consistent with the specific provisions herein; provided, however, that any such representations and warranties, shall survive the Closings for a period of twelve (12) months from Closings.

         13.11 Further Assurances. Upon reasonable request from time to time the parties hereto will deliver and/or execute such further instruments which are necessary to or appropriate with respect to the consummation of the transactions contemplated by this Agreement. None of the documents or instruments requested hereunder shall contain an undertaking or representation not contained in this Agreement or inconsistent with the understandings and representations contained in this Agreement.

         13.12 Cooperation. The parties hereto will cooperate fully with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         13.13 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party, except that a party may assign its rights under this Agreement to a wholly-owned subsidiary without such consent so long as such party remains liable for all its liabilities and obligations hereunder.

         13.14 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         13.15 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         13.16 Incorporation. All exhibits and schedules attached to this Agreement are by reference incorporated herein and made an essential part hereof.

                    [SIGNATURES CONTINUED ON THE NEXT PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the day and year first above written.

                                        PREFERRED NETWORKS, INC.



                                        By:___________________________
                                           Michael J. Saner, President
ATTEST:



By:_____________________________
   Mark B. Jones, Secretary

       [CORPORATE SEAL]
                                        BIG APPLE PAGING CORPORATION



                                        By:___________________________
                                           Gary Hencken, President
ATTEST:



By:_____________________________
   ____________________,Secretary

       [CORPORATE SEAL]





                      [SIGNATURES CONTINUED ON NEXT PAGE]


WITNESS:                                   SHAREHOLDER:

________________________________      By:_______________________________________
                                        Gary Hencken, Individually




________________________________
Sworn to and subscribed
before me this ____ day
of ___________, 1996.

My commission expires:


________________________________
  [NOTARY SEAL]

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         WHEREAS, the parties hereto entered into that certain Asset Purchase Agreement ("Agreement") dated the 19th day of June, 1996, by and between Preferred Networks, Inc., a Delaware corporation ("Buyer"), BIG APPLE PAGING CORPORATION, a New York corporation ("Seller"), and Gary Hencken, and individual resident of the state of New York.;

         WHEREAS, the Second Closing of said Agreements was to take place no later than five (5) business days after receipt of a final nonappealable order from the FCC and the approval of any state regulatory authority, if necessary, authorizing the transfer of the Licenses;

         WHEREAS, the FCC approved the transfer of the Licenses on August 30, 1996;

         NOW, THEREFORE, in consideration of the mutual promises and for other valuable consideration, the adequacy and receipt of which is hereby conclusively acknowledge by each party, the parties hereto do covenant and agree as follows:

         The undersigned parties hereto hereby acknowledge and agree that the Second Closing of the Agreement shall be extended, and shall take place on or before September 16, 1996.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of this _______ day of September 1996.

                                        PREFERRED NETWORKS, INC.



                                        By:
                                            ----------------------------------
                                               Michael J. Saner, President
ATTEST:



By:
    --------------------------------
       Mark B. Jones, Secretary

           [CORPORATE SEAL]





                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                        BIG APPLE PAGING CORPORATION



                                        By:
                                            ----------------------------------
                                            Gary Hencken, President

ATTEST:



By:
    --------------------------------
                         , Secretary
    ---------------------

         [CORPORATE SEAL]

WITNESS:                                SHAREHOLDER:




- ------------------------------------    --------------------------------------
                                        Gary Hencken, Individually


- ------------------------------------
Sworn to and subscribed
before me this          day
               --------
of                     , 1996.
   --------------------

My commission expires:


- ------------------------------------
           [NOTARY SEAL]





AMENDMNT

                  SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

         This Second Amendment to Asset Purchase Agreement is entered into this _______ day of September, 1996, by and between PREFERRED NETWORKS, INC., a Delaware corporation ("Buyer"), and BIG APPLE PAGING CORPORATION, a New York corporation ("Seller"), and Gary Hencken, a individual resident of the State of New York ("Shareholder").

                                   WITNESSETH

         WHEREAS, the Seller, Buyer, and Shareholder entered into that certain Asset Purchase Agreement ("Purchase Agreement") dated the 19th day of June, 1996, whereby Seller acknowledged and agreed to sell to Buyer and Buyer agreed to purchase from Seller certain Purchased Assets (as defined as the Purchase Agreement) utilized by Seller in its one-way paging or personal signaling business located in certain local exchange areas in the States of New York, New Jersey, and Connecticut.

         WHEREAS, the parties mutually acknowledges and agree that to the amendments to the Purchase Agreement set forth herein.

         Article 2.01 Purchase Price, is amended in its entirety and substituted with the revised Article 2.01 as follows:

         2.01 Purchase Price. Except as otherwise set forth in Section 4.01(c), the purchase price for the Purchased Assets shall be Two Million Six Hundred Thousand and no/100 Dollars ($2,600,000.00) to be paid in the $.0001 par value common stock ("Common Stock") of the Buyer in the amount of One Million, One Hundred Thousand and no/100 Dollars ($1,100,000) and One Million, Five Hundred Thousand and no/100 Dollars ($1,500,000) in cash or readily available funds. ("Cash") (The Cash and Common Stock hereinafter collectively referred to as the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller as follows:

         (a) Twenty two and one/half percent (22.50%) of the Cash shall be paid by Buyer at the First Closing (as hereinafter defined);

         (b) Ninety percent (90%) of the Common Stock and sixty seven and one/half percent (67.5%) of the Cash shall be due and payable at the Second Closing. The Common Stock due and payable to Seller shall be calculated pursuant to Article 3.01 based on the Determination Date for the Second Closing.

         (c) The remaining ten percent (10%) of the Cash and Common Stock shall be due and payable as set forth in Section 4.01(c).

         Article 2.02 Additional Consideration and Article 4.01 Closing are amended as follows:

         The parties hereto acknowledge and agree Buyer reserves the right, in its sole and absolute discretion, that the payment of the Additional Consideration and the Purchase Price due and payable to Seller, shall be in cash or readily available funds, in the event the Common Stock issued to Seller in this transaction shall result in an increase of five percent (5%) or greater interest, whether directly or indirectly, of the issued and outstanding Common Stock of the Seller, or would otherwise require the shareholder approval of Buyer, pursuant to federal or state securities law, or pursuant to Delaware General Corporation Law.

         Article 4.01 Closing is amended in its entirety and substituted with the revised Section 4.01 as follows:

         4.01 Closing.

         (a) Subject to the terms and conditions set forth herein, each closing ("Closing") shall take place on or before 10:00 a.m. local time, at the office of Preferred Networks, Inc., Norcross, Georgia 30071, or at such other time and place as may be mutually agreed upon in writing by the parties hereto. The dates of each closing (collectively, the "Closings") shall be as follows:
(i) the First Closing ("First Closing") shall take place on or before June 30, 1996. The Second Closing ("Second Closing") shall take place on Friday, September 13, 1996. The Third Closing shall take place pursuant to Article 2.02.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the day and year first above written.

                                        PREFERRED NETWORKS, INC.


                                        By:
                                           -----------------------------------

                                           -----------------------------------
                                                       (name, title)
ATTEST:


By:
   ---------------------------------
       Mark B. Jones, Secretary

         [CORPORATE SEAL]




                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                        BIG APPLE PAGING CORPORATION


                                        By:
                                           -----------------------------------
                                           Gary Hencken, President
ATTEST:


By:
   ---------------------------------
                          ,Secretary
      -------------------

           [CORPORATE SEAL]





WITNESS:                                SHAREHOLDER:



                                        By:
- ------------------------------------       -----------------------------------
                                           Gary Hencken, Individually



- ------------------------------------
Sworn to and subscribed
before me this           day
               ---------
of                          , 1996.
   -------------------------

My commission expires:


- ------------------------------------
         [NOTARY SEAL]

Exhibits to Asset Purchase Agreement

A.       Seller's Equipment

B.       Summary of Seller's FCC Licenses

C.       Seller's lease interests

D. Earnings, assets, liabilities, liens and encumbrances incurred after the Second Closing

E.       Agency Agreement

F.       Registration Rights Agreement

G.       Agreement Not To Compete

H.       Management Agreement

I.       Employment Agreement

J.       Litigation and Administrative Procedures pending against Seller

K.       Seller's Statement of Financial Condition

L.       Seller's Additional Liabilities since March 31, 1996

M.       Material Changes since March 31, 1996

N.       Seller's  Licenses

O.       Seller's encumbered Intellectual Property Agreements

P.       Seller's encumbered Intellectual Property

Q.       Intellectual Property other than trade secrets

R.       Seller's Major Customers

                       The exhibits and schedules to this

                  Asset Purchase Agreement have been omitted.

        PNI agrees to furnish supplementally such exhibits and schedules to the Securities and Exchange Commission upon request.